UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2006
Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Annual Incentive Plan
On October 30, 2006, the Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”), upon the approval and recommendation of the Compensation Committee of the Board of Directors (the “Committee”), approved the Stoneridge, Inc. Annual Incentive Plan (“AIP”). Beginning with the 2007 fiscal year, under the AIP executive officers and certain other key employees will be eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods. The amount of the bonus will be determined by multiplying the recipient’s base salary by a percentage that varies by individual determined by the Committee. The AIP will be administered by the Committee and annual awards under it will be made to individuals who are determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Internal Revenue Code not later than 90 days after the start of a fiscal year. The Company expects to seek shareholder approval of the AIP at the 2007 annual meeting of shareholders.
A copy of the AIP is attached hereto as Exhibit 99.1.
Non-Executive Chairman Compensation
On October 29, 2006, the Committee approved a change in the director compensation for the director serving as the non-executive Chairman of the Board. William L. Lasky was elected as the Company’s non-executive Chairman on October 30, 2006. Lasky had been serving as Chairman on an interim basis since July 2006. The non-executive Chairman will receive two times the Board compensation normally paid to outside directors so that he or she will be paid twice the regular annual retainer, twice meeting fees, and, if made, twice equity compensation pursuant to either the Directors’ Share Option Plan or the Directors’ Restricted Shares Plan. As a result, commencing on October 30, 2006, the non-executive Chairman will receive a pro rated annual retainer of $70,000, and $2,000 for attending each meeting of the Board and $1,000 for each telephonic meeting of the Board.
ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
After a comprehensive search by a national third-party search firm conducted on behalf of the Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) and after a recommendation by the NCG Committee, on October 30, 2006 the Board of Directors appointed Kim Korth to fill a vacancy on the Board. During the search process the NCG Committee sought and received the input from management and other Board members. The NCG Committee concluded that Korth possesses high personal and professional integrity, the ability to exercise sound business judgment, an inquiring mind, and the time available to devote to Board activities and the willingness to do so. Korth’s management consulting experience and expertise in the automotive industry were also positive factors considered by the NCG Committee and the Board in determining to appoint her to the Board. She will serve a term until the 2007 annual meeting of shareholders. Since 1983, Korth, 51, has been the owner and president of IRN, Inc., an international automotive consulting firm she founded that provides strategic planning, market research and operations consulting to clients ranging from Tier One auto suppliers to diversified manufacturing and service firms. The Board has not yet determined which Board committee or committees, if any, Korth will be named. The Company will file an amendment to this Form 8-K to the extent required by Instruction 2 to Item 5.02 of Form 8-K.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On October 30, 2006, pursuant to the Company’s Code of Regulations, the Company’s Board of Directors approved a change in the Company’s fiscal year to a calendar (December 31) fiscal year end. The 2006 fiscal year which previously ended on December 30, 2006 will now end on December 31, 2006. No transition report is required to be filed.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: November 2, 2006	/s/ George E. Strickler

George E. Strickler, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)